Exhibit 10.1 - Confirmation

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: +44 (20) 777 36461

Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.

as Agent for Barclays Bank PLC

745 Seventh Ave

New York, NY 10019

DATE:	December 8, 2009

TO:	THE HANOVER INSURANCE GROUP, INC.
Attention	Robert Myron
Facsimile:	508-926-4584
Telephone:	508-855-2200
Email:	RMYRON@HANOVER.COM

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	212 412 4000

SUBJECT:	Share Repurchase Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and THE HANOVER INSURANCE GROUP, INC. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”). Barclays is regulated by the Financial Services Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Option Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. Until and unless Barclays and Counterparty negotiate, execute and deliver an agreement in the form of an ISDA Master Agreement, with such modifications as Barclays and Counterparty will in good faith agree, this Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Agreement”) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule but (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and

US Dollars (“USD”) as the Termination Currency, (ii) the “Cross Default” provisions of Section 5(a)(vi) will apply to Barclays and Counterparty with a “Threshold” equal to 3% of shareholders equity of the applicable party determined as of the end of most recently completed fiscal year of such party and (iii) Section 5(a)(vi) is amended by (a) deleting the phrase “or becoming capable at such time of being declared” from clause (1) and (b) adding the following at the end thereof: “; provided, however, that notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred at any time under (2) above if at such time (i) the failure to pay referred to in (2) is a failure to pay caused solely by an error or omission of an administrative or operational nature, (ii) funds were available to such party to enable it at the required time to make the relevant payment when due, and (iii) the relevant payment or delivery is made within one Business Day following receipt of written notice of such failure.”. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

1.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 8, 2009

Seller:	Barclays

Buyer:	Counterparty

Shares:	The common stock, 0.01 par value per share of Counterparty (Ticker symbol “THG”).

Prepayment:	Not Applicable

Variable Obligation	Not Applicable

Number of Shares:	As specified in Schedule A

Initial Share Purchase:	On the Initial Purchase Settlement Date, Barclays shall deliver to Counterparty the Number of Shares and Counterparty will pay to Barclays an amount equal to the product of the Number of Shares multiplied by the Initial Purchase Price (the “Initial Share Purchase Amount”).

Initial Purchase Price:	As specified in Schedule A

Initial Purchase Settlement Date:	One Exchange Business Day following the Trade Date.

Additional Payment:	On the Initial Purchase Settlement Date, Counterparty shall pay to Barclays as a price adjustment an amount equal to the Additional Payment, as specified in Schedule A.

Initial Hedge Period:	The period (the “Initial Hedge Period”) commencing on the Scheduled Trading Day immediately following the Trade Date and ending on the earlier of (i) January 29, 2010 and (ii) the Exchange Business Day on which Barclays completes the purchase of a number of Shares (the “Hedge Shares”) necessary to establish its initial hedge position with respect to this Transaction (such date, the “Hedge Period End Date”); provided that, if by the scheduled expiration of the Initial Hedge Period Barclays has not completed the purchase of a number of the Hedge Shares because (i) one or more Scheduled Trading Days during the Initial Hedge Period was a Disrupted Day, (ii) a decrease in the number of Shares that Barclays was able to purchase on any Scheduled Trading Day in compliance with the limitation set forth in clause (b)(4) of Rule 10b-18 (as defined below), or (iii) any other event affecting Barclays’s ability to purchase the Hedge Shares that was not in Barclays’s reasonable control has occurred, the Initial Hedge Period shall be extended by a number of days reasonably necessary to adjust for such event. On the second Scheduled Trading Day immediately following the Hedge Period End Date, Barclays shall provide written notice (the “Confirmation Pricing Supplement”) to Counterparty in substantially the form attached hereto as Exhibit A, of the Hedging Price, Cap Price, Floor Price, first day of the Trading Period, the Maximum Maturity Date and the Minimum Maturity Date. Upon receipt of the Confirmation Pricing Supplement, Counterparty shall promptly execute and return the Confirmation Pricing Supplement to Barclays; provided that the Confirmation Pricing Supplement is accurately determined in accordance with the terms of this Confirmation, in which case, the Counterparty’s failure to so execute and return the Confirmation Pricing Supplement shall not affect the binding nature of the Confirmation Pricing Supplement and the terms set forth therein, and shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Confirmation Pricing Supplement.

Hedging Price:	The arithmetic average of the 10b-18 VWAPs for all Scheduled Trading Days in the Initial Hedge Period.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Barclays; provided that the parties agree that they will work reasonably to resolve any disputes over a calculation and/or determination.

Valuation:

Trading Period:	The period of consecutive Scheduled Trading Days from and including the first Scheduled Trading Day following the Hedge Period End Date to and excluding the Maximum Maturity Date, as specified in Schedule A; provided that, Barclays may designate any Scheduled Trading Day on or after the Minimum Maturity Date, as specified in Schedule A, as the last Scheduled Trading Day of the Trading Period. Barclays shall notify Counterparty of any designation made pursuant to this provision on the Scheduled Trading Day immediately following such designated day.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material” and by adding the words “, (iv) a Regulatory Disruption or (v) a Liquidity Event” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Barclays, on the advice of counsel, determines in its reasonable discretion that (i) legal, regulatory or self-regulatory requirements or (ii) internal policies or procedures that are generally applicable to transactions of this nature and are related to its compliance with applicable securities laws require it to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction.

Liquidity Event:	A “Liquidity Event” shall occur if on any day (i) the trading volume or liquidity of trading in the Shares is materially reduced from levels prevailing on the Trade Date, (ii) the Calculation Agent determines in its commercially reasonable discretion that such reduction has had a material adverse effect on Barclays’s ability to hedge its obligations under this Transaction, and (iii) the Calculation Agent determines in its commercially reasonable discretion that as a result it would be appropriate to treat such day as a Disrupted Day or a partially Disrupted Day.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Barclays’s ability to unwind any hedging transactions related to the Transaction”.

Consequence of Disrupted Days:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Initial Hedge Period or the Trading Period, the Calculation Agent may postpone the Maximum Maturity Date and the Minimum Maturity Date by a number of days not exceeding the number of Disrupted Days in whole during the originally contemplated the Initial Hedge Period or the Trading Period, as applicable. If any Disrupted Day occurs during the Initial Hedge Period or the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Hedging Price, if such Disrupted Day occurs during the Initial Hedge Period, or the Settlement Price, if such Disrupted Day occurs during the Trading Period or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent by referring to the Bloomberg Page “THG <Equity> AQR SEC” (or any successor thereto), absent manifest error, before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended, for purposes of determining the Hedging Price, if such Disrupted Day occurs during the Initial Hedge Period, or the Settlement Price, if such Disrupted Day occurs during the Trading Period.

For any Scheduled Trading Day that is not a Disrupted Day in whole but on which a manifest error occurs with respect to the Bloomberg Page specified above, an amount determined in good faith by the Calculation Agent as the 10b-18 VWAP. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The last Scheduled Trading Day during the Trading Period.

Settlement Terms:

Settlement Method Election:	Applicable; provided that references in the Equity Definitions to “Physical Settlement” shall be deemed to be references to “Net Share Settlement” as defined herein.

Electing Party:	Counterparty

Settlement Method Election Date:	One Scheduled Trading Day immediately following the Valuation Date; provided that such date shall be delayed by the number of Disrupted Days occurring during the period beginning on, and including, the first Schedule Trading Day immediately following the Trade Date and ending on, but excluding, the initially scheduled Settlement Method Election Date.

Default Settlement Method:	Net Share Settlement

Cash Settlement Terms:

Cash Settlement:

If Cash Settlement is Applicable:

(i) if the Forward Cash Settlement Amount is a positive number, then Barclays shall pay to Counterparty the Forward Cash Settlement Amount on the Cash Settlement Payment Date; and

(ii) if the Forward Cash Settlement Amount is a negative number, then Counterparty shall pay to Barclays the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Settlement Currency:	USD.

Settlement Price:	The amount equal to the arithmetic average of the Adjusted 10b-18 VWAPs for all Exchange Business Days in the Trading Period (the “Average Adjusted 10b-18 VWAP”) provided that if (a) the Average Adjusted 10b-18 VWAP is greater than the Cap Price, then Settlement Price shall be equal to the Cap Price, and if (b) the Average Adjusted 10b-18 VWAP is less than the Floor Price, then Settlement Price shall be equal to the Floor Price.

10b-18 VWAP:	(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, the successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined reasonably and in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as 10b-18 VWAP pursuant to “Consequence of Disrupted Days” above. Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “THG <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Adjusted 10b-18 VWAP:	The amount equal to the difference between (i) 10b-18 VWAP minus (ii) the Discount, as specified in Schedule A.

Cap Price:	As specified in Schedule A

Floor Price:	As specified in Schedule A

Forward Cash Settlement Amount:	Notwithstanding anything contained in Section 8.5 of the Equity Definitions, the Forward Cash Settlement Amount, as determined by the Calculation Agent, shall be equal to (a) the Initial Share Purchase Amount minus (b) the product of (i) the Number of Shares and (ii) the Settlement Price.

Cash Settlement Payment Date:	Three Currency Business Days immediately following the Valuation Date.

Net Share Settlement Terms:
Net Share Settlement:	If Counterparty elects Net Share Settlement under the Settlement Method Election and the Forward Cash Settlement Amount is (i) a positive number, “Net Share Settlement by Barclays” below shall apply, or (ii) a negative number, “Net Share Settlement by Counterparty” below shall apply. For the avoidance of doubt, any Shares delivered hereunder shall be free and clear of any lien, charge, claim or encumbrance, other than any restrictions imposed by securities laws.

Barclays Net Share Settlement Price:	The sum of (i) the arithmetic average of 10b-18 VWAPs over the Net Share Settlement Period plus (ii) USD 0.03.

Company Net Share Settlement Price:	The closing price per Share as quoted by the Exchange at the Valuation Time on the Valuation Date.

Net Share Settlement By Barclays:	On a day that is three Scheduled Trading Days after the completion of the Net Share Settlement Period (the “Refund Share Settlement Date”) Barclays shall deliver a number of Shares to Counterparty (the “Refund Shares”) equal to the Forward Cash Settlement Amount divided by the Barclays Net Share Settlement Price. No fractional Shares shall be delivered in connection with Net Share Settlement by Barclays, and the value of any fractional Share otherwise deliverable shall be paid in cash to Counterparty on the

Refund Share Settlement Date (such value to be determined by multiplying such fractional Share by the Barclays Net Share Settlement Price).

Net Share Settlement Period:	The period during which Barclays makes purchases of the Refund Shares, commencing on the Scheduled Trading Day immediately following the Trading Period and ending on the Scheduled Trading Day on which Barclays completes its purchases of the Refund Shares; provided that during the Net Share Settlement Period, Barclays shall purchase the Refund Shares as promptly as reasonably practical given (i) legal, regulatory or self-regulatory requirements or (ii) internal policies or procedures that are generally applicable to transactions of this nature and are related to its compliance with applicable securities laws.

Net Share Settlement by Counterparty:	Counterparty shall deliver an initial number of Shares on the Settlement Date equal to the quotient of (i) the absolute value of the Forward Cash Settlement Amount; and (ii) the Company Net Share Settlement Price (the “Net Settlement Shares”) provided, however, that if the Net Settlement Shares delivered under a Net Share Settlement election (and any Make-Whole Shares) are not Free Shares or if the parties have not entered into an Underwriting Agreement, the Company Net Share Settlement Price shall be the price determined by Barclays in a commercially reasonable manner. No fractional Shares shall be delivered in connection with Net Share Settlement by Counterparty, and any fractional Share otherwise deliverable shall be rounded up to the nearest whole Share.

Counterparty has the right to elect that the Net Settlement Shares (and any Make-Whole Shares, as such term is defined below) shall be (i) fully registered, freely tradable and free and clear of any lien, charge, claim or other encumbrance (“Free Shares”) with such election being conditional upon the agreement between Counterparty and an affiliate of Barclays of reasonable and customary underwriting terms including but not limited to indemnification and contribution and due diligence (the “Underwriting Agreement”) pursuant to the “Registration Provisions” below, or (ii) unregistered Shares (“Restricted Shares”). On the Valuation Date a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the sale of the Net Settlement Shares by Barclays, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds (net of any brokerage and underwriting commissions and fees, including, in the event of settlement with Restricted Shares, any customary private placement fees) that Barclays is able to secure from buyers by using commercially reasonable efforts to achieve the highest price in the sale of the Net Settlement Shares. If following the sale of some but not all of the Net Settlement Shares the Settlement Balance has been reduced to zero, no additional Net Settlement Shares shall be sold by Barclays and Barclays shall redeliver to Counterparty any remaining Net Settlement Shares. If following the sale of the

Net Settlement Shares the Settlement Balance has not been reduced to zero, then Counterparty shall (i) promptly deliver to Barclays an additional number of Shares (the “Make-Whole Shares”) equal to (x) the Settlement Balance as of such date divided by (y) the closing price per Share on the Exchange, as determined by the Calculation Agent, on the Exchange Business Day immediately preceding the date such Shares are delivered, or, if the Make-Whole Shares are not Free Shares or if the parties have not entered into an Underwriting Agreement with respect to such Make-Whole Shares, the price determined by Barclays in a commercially reasonable manner (the “Make-Whole Price”) or (ii) promptly deliver to Barclays cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until the Settlement Balance is reduced to zero.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further that adjustments may be made to account for changes in stock loan rate relative to the relevant Shares.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Barclays may elect Component Adjustment.

Consequence of Tender Offers:

Tender Offer:	Applicable

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word

“leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by any entity” after the word “announcement” in the third and the fifth lines thereof, (iv) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the third line thereto and (v) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fifth line thereto.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner as of the Trade Date”.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost equal to or less than the Maximum Stock Loan Rate”.

Borrow Cost:	The cost to borrow the relevant Shares that would be incurred by a third party market participant borrowing such Shares, as determined by the Calculation Agent on the relevant date of determination. Such costs shall include (a) the spread below FED-FUNDS that would be earned on collateral posted in connection with such borrowed Shares, net of any costs or fees , and (b) any stock loan borrow fee that would be payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety, (iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, and (iv) replacing the word “rate” in clauses (X) and (Y) of the final sentence therein with the words “Borrow Cost”.

Initial Stock Loan Rate:	25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

FED FUNDS:	“FED FUNDS” means, for any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Barclays or an affiliate of Barclays that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Calculation Agent for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

2.	Mutual Representations, Warranties and Agreements.

Each of Barclays and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA; and

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

3.	Representations, Warranties and Agreements of Barclays.

(a)	This Confirmation has been duly authorized, executed and delivered by Barclays and (assuming due authorization, execution and delivery by the other party) constitutes a valid and legally binding obligation. Barclays has all corporate power to enter into this Confirmation and to consummate the Transaction contemplated hereby and to deliver the Shares in accordance with the terms hereof.

(b)	Barclays will, on the Initial Purchase Settlement Date or the Refund Share Settlement Date, as applicable, have the free and unqualified right to transfer the Shares to be sold or delivered by Barclays pursuant to Section 1 hereof, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, other than any restrictions imposed by any securities laws.

4.	Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	If Counterparty purchases any Shares pursuant to this Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all contractual obligations of Counterparty;

(b)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(c)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(d)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(e)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(f)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Options in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(g)	the Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors (including engaging in related derivative transactions) and the Counterparty has made, and will use reasonable best efforts to make, all filings required to be made by it in its periodic filings under the Exchange Act or other applicable securities laws with respect to the Transaction contemplated hereby;

(h)	Counterparty understands, agrees and acknowledges that Barclays has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(i)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(j)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)	Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency;

(l)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project or under FASB Staff Position or any other accounting guidance;

(m)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares); and

(n)	Counterparty has not entered into any obligation that would contractually limit it from effecting Cash Settlement or Net Share Settlement under this Transaction and it agrees not to enter into any such obligation during the term of this Transaction.

(o)	Counterparty agrees that any registration statement (“Registration Statement”) it files pursuant to Rule 415 under the Securities Act of 1933, as amended, for purposes of Net Share Settlement, at the time the same becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein not misleading. Counterparty represents that any prospectus delivered to Barclays in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) will not, as of the date of such prospectus or supplement, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.	Other Provisions:

(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Barclays and Counterparty shall be transmitted exclusively through Agent.

(b)	Rule 10b-18. During the Initial Hedging Period, the Trading Period and, if applicable, Net Share Settlement Period and with respect to any purchases executed as a result of an occurrence of an Additional Termination Event (in each case, other than purchases made by Barclays as part of its dynamic adjustment of its hedge of the options embedded in this Transaction or that Barclays reasonably believes are attributable solely to Barclays), Barclays agrees to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1),(b)(2), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), and Barclays agrees to use commercially reasonable efforts to make all purchase of Shares in a manner that would comply with the limitations set forth in clause b(3) of Rule 10b-18, in each case as if such rule was applicable to such purchases. Except as disclosed to Barclays in writing prior to the Trade Date, Counterparty represents and warrants to Barclays that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18. Counterparty agrees that, until the Valuation Date, it (A) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange in the case of such an announcement not made during such a regular trading session) notify Barclays of any Merger Transaction or potential Merger Transaction following the public announcement of such Merger Transaction or potential Merger Transaction; and (B) upon request of Barclays, shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange in the case of such an announcement not made during such a regular trading session) provide Barclays with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Barclays or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(c)

Rule 10b5-1. It is the intent of the parties that this Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall take no action that results in this Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Barclays effects any purchases in connection with this Transaction, (B) during the Initial Hedging Period, the Trading Period and, if applicable, Net Share Settlement Period, if any, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Barclays or its affiliates who is directly involved with the hedging of and trading with respect to this Transaction, (C) Counterparty is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification or waiver of this Confirmation must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material non-public information regarding Counterparty or the Shares. Nothing in this section 5(c) shall limit any termination rights that the Counterparty may have pursuant to this Confirmation.

(d)	Company Purchases. Without the prior written consent of Barclays, which consent will not be unreasonably delayed or denied, and except for purchases which are not solicited by or on behalf of Counterparty or affiliated purchasers (as defined in Rule 10b-18 of the Exchange Act) or purchases executed by Barclays or an Affiliate of Barclays, Counterparty shall not purchase, and shall cause its affiliated purchasers not to directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares during the Initial Hedging Period, the Trading Period and, if applicable, Net Share Settlement Period.

(e)	Regulation M. Counterparty is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Section 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the Settlement Date or Cash Payment Settlement Date, as applicable, engage in any such distribution.

(f)	Additional Termination Event. Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend on or prior to the Valuation Date of (i) an extraordinary cash dividend, (ii) a regular quarterly dividend in an amount greater than the Dividend Amount as specified in Schedule A, (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by Barclays.

(g)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction without the prior written consent of Barclays. Notwithstanding any provision of the Agreement to the contrary, Barclays may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Barclays whose obligations hereunder are guaranteed by Barclays.

If at any time at which the Equity Percentage exceeds 9.0%, Counterparty acknowledges and agrees that Barclays’ right to receive or Barclays’ obligation to deliver, as the case may be, any Shares shall be suspended, in whole or in part. If, on any day, any delivery or receipt of Shares by Barclays is suspended, in whole or in part, as a result of this provision, (i) any purported receipt or delivery of Shares shall be void and have no effect; and (ii) the respective obligations of

Counterparty and Barclays to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as practicable after Barclays determines, in a commercially reasonable manner, that such receipt or delivery would not result in the Equity Percentage exceeding 9.0%. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Barclays and any of its affiliates subject to aggregation with Barclays, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Barclays, beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’ obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty to the extent of any such performance that complies with the provisions of the Agreement, the Equity Definitions and this Confirmation.

(h)	Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays.

For the avoidance of doubt, any performance by Counterparty of its obligations (including notice obligations) through or by means of the Agent’s agency for Barclays shall constitute good performance of Counterparty’s obligations hereunder to Barclays; however, performance by Barclays of its obligations hereunder (including notice obligations) to Counterparty through or by means of the Agent’s agency for Barclays shall not constitute good performance of Barclays’s obligations hereunder unless and then only to the extent that Counterparty actually receives the benefit of such performance.

(i)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(j)

Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction, except that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under the Transaction owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this paragraph. “Equity Contract” shall mean for purposes of this paragraph any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest. For the avoidance of doubt, if Counterparty owes Barclays any amount pursuant to this paragraph 5(j), Counterparty shall have the discretion to settle any such obligation by delivery of Shares or Termination Delivery Units (as defined below).

(k)	Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Barclays owes Counterparty or if Counterparty owes Barclays any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), any such Payment Obligation shall be satisfied by delivery of Termination Delivery Units (as defined below) unless Counterparty gives irrevocable telephonic notice to Barclays, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, that Counterparty will satisfy such Payment Obligation in cash (“Notice of Counterparty Termination Delivery”), and provided that Counterparty shall not have the right to so elect cash (but, for the avoidance of doubt, Barclays shall have the right to so elect that the Payment Obligation will be satisfied in Termination Delivery Units) in the event of (i) an Insolvency, a Nationalization or a merger event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Barclays shall deliver to Counterparty or Counterparty shall deliver to Barclays, as the case may be, cash equal to the amount of the Payment Obligation or a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including, if applicable, any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(l)	No Material Non-Public Information. On the Trade Date, Counterparty represents and warrants to Barclays that it is not aware of any material non-public information concerning itself or the Shares.

(m)	Registration Provisions. If Counterparty elects for Net Share Settlement to apply, Counterparty may deliver Free Shares in respect of its settlement obligations only if the following conditions have been satisfied (the “Registration Provisions”): (i) a registration statement (which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act of 1933, as amended) covering public resale by Barclays (or an affiliate thereof) of any Shares (including any Make-Whole Shares) delivered by Counterparty to Barclays under a Net Share Settlement election (“Settlement Shares”) by Counterparty shall have been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) no later than one Scheduled Trading Day prior to the Valuation Date and such Registration Statement continues to be in effect at all times to and including the date that Barclays or its affiliate(s) has fully and finally sold any Settlement Shares hereunder; (ii) the contents of such registration statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Barclays; (iii) Barclays shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for transactions pursuant to which Barclays (or an affiliate thereof) acts as an underwriter of equity securities and the results of such investigation are satisfactory to Barclays, in its discretion; and (iv) as of the Valuation Date, an Underwriting Agreement shall have been entered into with Barclays in connection with the public resale of the Settlement Shares by Barclays (or an affiliate thereof). Notwithstanding the foregoing, if Counterparty elects for Net Share Settlement to apply and Counterparty delivers Restricted Shares in respect of its settlement obligation, Barclays shall attempt to sell the Settlement Shares, if any, pursuant to an exemption from registration under the Securities Act by soliciting bids from interested parties in a manner exempt from registration. Also, Counterparty acknowledges and agrees that if it issues Settlement Shares to Barclays which are Restricted Shares, the number of Shares to be delivered shall be greater than the number of Free Shares that would need to be delivered.

(n)	Maximum Number of Shares. The number of Shares that may be issued under any settlement by Counterparty pursuant to this Confirmation, the Definitions or the Agreement will be limited to the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares. In any event, the number of Shares issuable by Counterparty at settlement shall not exceed 7,050,000 Shares. If the number of Shares to be issued at settlement by Counterparty exceeds the limit in the first sentence of this provision, Counterparty will use its best efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder.

(o)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(p)	Status of Claims in Bankruptcy. Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Barclays’ rights in respect of any transactions other than the Transaction.

(q)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(r)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Barclays is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Barclays is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(s)	Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(t)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

6.	Account Details:

(a)	Account for payments to Counterparty:

THE HANOVER INSURANCE GROUP, INC.

Bank of New York

ABA#: 021000018

Acct: The Hanover Insurance Group

Acct No.: 0000-128162

Account for delivery of Shares to Counterparty:

THE HANOVER INSURANCE GROUP, INC.

Bank of New York Mellon

DTC No.: 0901

Agent ID No.: 26500

Acct No.: 128162

Acct of The Hanover Insurance Group Inc.

(b)	Account for payments to Barclays:

Bank: Barclays Bank plc NY

ABA#: 026 00 2574

BIC: BARCUS33

Acct No.: 50038524

Beneficiary: BARCGB33

Ref: Barclays Bank plc London Equity Derivatives

7.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Barclays for the Transaction is: Inapplicable, Barclays is not a Multibranch Party.

8.	Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

THE HANOVER INSURANCE GROUP, INC.

Attention: Robert Myron

440 Lincoln Street

Worcester, MA 01653-0002

Telephone No.: 508-855-2200

Facsimile No.: 508-926-4584

with copy to:

ROPES & GRAY LLP

Attention: Julie H. Jones

One International Place

Boston, MA 02110-2624

Telephone No.: 617-951-7294

Facsimile No.: 617-235-0433

(b)	Address for notices or communications to Barclays:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attn: Paul Robinson

Telephone No.: (+1) 212-526-0111

Facsimile No.: (+1) 917-522-0458

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Confirmation to Barclays at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC., acting solely as Agent in connection with this Transaction

By:
Name:
Title:

Accepted and confirmed as of the Trade Date:

THE HANOVER INSURANCE GROUP, INC.

By:
Name:
Title: